Exhibit 10(iv)

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made by and between Allied Resources, Inc. (“Company”) and Ruairidh Campbell (“Consultant”) for the purposes and considerations herein stated.

RECITALS

1.     WHEREAS, Consultant has been providing certain services to the Company; and

2.     WHEREAS, the Company desires to continue the engagement of Consultant to be primarily responsible for carrying out on a day-to-day basis the strategic plans and policies established by the Company’s Board of Directors (the “Board”) in connection with the exploration, development and production of oil and gas; and
3.     WHEREAS, Consultant desires to be engaged by the Company in accordance with the terms and conditions of this Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.     AGREEMENT TERM. The term of this Agreement shall be five (5) years beginning on July 1, 2008, and ending on June 30, 2013 (the “Term”), unless terminated sooner pursuant to the termination provisions herein contained.
2.     POSITION AND DUTIES OF ENGAGEMENT.

a.     Consulting Duties and Title. The Company hereby engages Consultant to act as the President and Chief Executive Officer of the Company, pursuant to the terms hereof, and Consultant hereby accepts such engagement. Consultant’s duties and responsibilities generally shall be those customarily undertaken by the President of companies engaged in enterprises in which the Company is engaged, including but not necessarily limited to, general management and operations, responsibility for finance, administration, and human resources, and may include serving as a member of the Board. The Board may add, delete or otherwise alter Consultant’s duties and responsibilities, provided the Board shall make all assignments of duties and responsibilities in good faith and shall not materially alter the general character of the work to be performed by Consultant, who shall perform such duties and discharge such responsibilities as directed by the Board in a good and businesslike manner. Consultant’s duties shall be governed by such policies and procedures adopted by the Company from time to time that provide for the orderly administration of the workplace.

b.     Performance. During the Term, Consultant shall (i) devote sufficient business time to the business of the Company; (ii) faithfully serve the Company; (iii) in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board in accordance with the terms of this Agreement; and (iv) use his reasonable business efforts to promote and serve the interests of the Company. Notwithstanding the foregoing, provided the following does not interfere with Consultant’s ability to perform his duties under this Agreement, Consultant may (i) participate in outside activities for remuneration; (ii) participate in the activities of professional trade organizations related to the business of Company or its affiliates; (iii) engage in personal investing activities; and (iv) devote reasonable amounts of time to civic, social, community, charitable or religious pursuits.

Exhibit 10(iv)

3.     COMPENSATION AND BENEFITS.

a.     Base Fee. The Company shall pay Consultant an annual base fee of One Hundred and Twenty Thousand and No/100 Dollars ($120,000.00), which shall be payable monthly as it accrues, or at such other intervals as Company and Consultant may hereafter from time to time agree in writing. Further, the Company agrees to review Consultant’s base fee and increase the amount payable commensurate with an increase in net pre-tax profits over the Term of the Agreement.

b.     Annual Bonus. On each anniversary of the beginning of the Term, the Company, at its sole discretion, shall pay Consultant an annual bonus in an amount to be determined by the Board.

c.     Stock Options. Consultant shall be granted options to purchase Five Hundred Thousand (500,000) shares of the Common Stock of the Company, which shall vest as indicated on the schedule set forth in Exhibit A attached hereto.

All stock options described herein shall be granted in accordance with the terms and conditions of the Company’s 2008 Stock Option Plan. Notwithstanding anything to the contrary herein or in any other document or agreement between the Company and Consultant, each stock option granted to Consultant shall have an exercise price that is not less than the fair market value of the Company’s Common Stock on the date of the grant.

d.     Expenses. The Company shall reimburse Consultant for all reasonable travel, entertainment and out-of-pocket expenses incurred by Consultant in the course and scope of authorized Company business regardless of when incurred.

4.     TERMINATION OF AGREEMENT.

a.      By Company Without Cause. During the Term:

(i)     The Company may terminate the Consultant’s engagement at any time      without cause upon sixty (60) days written notice.

(ii)     In the event the Company terminates Consultant’s engagement during the Term without cause pursuant to paragraph 4.a.(i), any stock options not vested in accordance with Exhibit A will automatically vest and Consultant shall have twelve (12) months in which to exercise any such remaining stock options. Any remaining stock options that have not been exercised at the end of said twelve (12) months shall expire.

(iii)     In the event the Company terminates Consultant’s engagement during the Term without cause pursuant to paragraph 4.a.(i), the Company shall pay Consultant an amount equal to twenty four (24) months of Consultant’s then base salary plus any unpaid reimbursable expenses, any earned but unpaid annual bonus and any accrued but unpaid benefits.

b.      By the Company With Cause.

(i)     The Company may terminate Consultant’s engagement at any time for cause.

Exhibit 10(iv)

(ii)     The term “cause” shall mean (1) Consultant’s material failure, neglect or refusal to perform any duties, responsibilities or obligations specifically described in or assigned to him under article 2 of this Agreement; (2) any willful or intentional act of Consultant that has the effect of substantially injuring the reputation or business of the Company or any of its affiliates and any of their respective affiliates; (3) use of illegal drugs by Consultant or repeated drunkenness; (4) a plea of nolo contendre, admission of guilt or conviction of Consultant by a court of competent jurisdiction for the commission of (A) a felony or (B) a misdemeanor involving moral turpitude; (5) an act of fraud or embezzlement or material dishonesty by Consultant against the Company or any other person or entity; (6) excessive unexcused absenteeism not related to a disability; (7) other violations of policies adopted by the Company that provide for the orderly administration of the workplace; or (8) during the Term, any material violation of a covenant described in article 5 of this Agreement.

(iii)     Company shall give Consultant written notice of the Company’s intention to terminate Consultant’s engagement for cause under paragraph 4.b.(i) (the “Cause Notice”). The Cause Notice shall state the particular action(s) or inaction(s) giving rise to cause for termination. If the cause for termination is capable of cure, Consultant shall have a reasonable time not to exceed thirty (30) days after a Cause Notice is communicated pursuant to paragraph 7.a. to perform or correct performance of the particular duties, responsibilities or obligations described in the Cause Notice. If Consultant performs and continues to perform as required, the Company shall not terminate Consultant’s engagement for cause based upon the reasons stated in the Cause Notice.

(iv)     Upon termination by the Company for cause, Consultant shall be entitled only to accrued and unpaid compensation and benefits unreimbursed expenses and earned but unpaid bonuses as defined in article 3 of this Agreement through the date of termination, and any rights and benefits to which Consultant is entitled at law. Any stock options that have not vested at the time of termination of Consultant for cause shall expire, and Consultant shall have twelve (12) months from the date of termination to exercise any vested stock options, after which time, such vested options shall expire.

c.     Termination of Engagement by Consultant.

(i)     At any time during the Term, Consultant may terminate his engagement, with or without good reason, by giving sixty (60) days prior written notice of termination to the Company pursuant to paragraph 7.a.

(ii)     The term “good reason” shall mean the occurrence of any of the following events: (1) Company shall fail to pay Consultant any compensation or benefits due under this Agreement and such failure shall not be remedied within ten (10) days after receipt of written notice from Consultant specifying such failure; or (2) Company shall materially breach any other provision of this Agreement and such breach shall not be remedied within a reasonable time after receipt by Company of written notice from Consultant specifying such breach.

(iii)     In the event Consultant terminates his engagement with good reason during the Term, any stock options not vested in accordance with Exhibit A will automatically vest and Consultant shall have twelve (12) months in which to exercise those and any remaining unexercised stock options. Any remaining stock options that have not been exercised at the end of twelve (12) months shall expire.

Exhibit 10(iv)

(iv)     Consultant shall give written notice to the Company of his intention to terminate his engagement for good reason under paragraph 4.c.(i) (the “Good Reason Notice”). The Good Reason Notice shall state the particular action(s) or inaction(s) giving rise to good reason for termination. Company shall have a reasonable time, not to exceed thirty (30) days after a Good Reason Notice is given, to perform or correct performance of the particular duties action(s) or inaction(s) described in the Good Reason Notice. If Company reasonably corrects performance of the action(s) or inaction(s) described in the Good Reason Notice, then Company shall not terminate Consultant’s engagement for good reason based upon the reasons stated in the Good Reason Notice.

(v)     In the event Consultant voluntarily terminates his engagement without good reason at any time during the Term, he shall be entitled to the compensation, benefits, unreimbursed expenses and earned but unpaid bonus as defined in article 3 of this Agreement through the date of termination, and any rights and benefits to which Consultant is entitled at law. Any stock options that have not vested at the time Consultant voluntarily terminates without good reason shall expire, and Consultant shall have six (6) months from the date of termination to exercise any vested options, after which time, such vested options shall expire.

d.     Termination of Engagement by Reason of Death. If Consultant shall die during the Term, this Agreement shall terminate automatically as of the date of death, and Company shall pay to Consultant’s legal representative (i) the compensation and benefits under article 3, which would otherwise be payable to Consultant up to the end of the month in which death occurs, and, to the extent applicable, (ii) any insurance or insurance proceeds, vested death benefits, compensation for accrued vacation or leave time, and (iii) any unpaid bonus for the prior fiscal period. In addition, any stock or stock options held by Consultant at the time of his death shall be treated in accordance with Company’s Stock Option Plan. In the event Consultant dies while performing his duties hereunder, in addition to any workers’ compensation or similar benefits, Company shall pay Consultant’s estate an amount equal to one (1) year of Consultant’s then base salary.

5.     CONFIDENTIALITY.

a.      Nondisclosure of Confidential Information. Consultant will have access to Confidential Information (defined below) during his engagement with Company. Except pursuant to his engagement hereunder, or as required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, Consultant shall not use or disclose to any person or entity during the Term or at any time thereafter, any Confidential Information of Company.

(i)     “Confidential Information” shall include all information regarding Company’s (or any of its affiliate’s) customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, seismic data, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names and addresses or any other compilation of information, written or unwritten, which is or was used in the business of Company not in the public domain or generally known in the industry, in any form, and including without limitation all such information acquired by Consultant before or during the Term.

Exhibit 10(iv)

(ii)     Consultant agrees and acknowledges that all Confidential Information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of Company and upon termination of his engagement under this Agreement, Consultant shall within a reasonable period of time return to Company the originals and all copies of any such information provided to or acquired by Consultant in connection with the performance of his duties for Company, and shall return to Company all such files, correspondence and/or other communications received, maintained and/or originated by Consultant during the course of his engagement.

6.     DISPUTE RESOLUTION.

a.      Resolution Procedure. The parties agree to resolve any dispute or controversy between Company and Consultant arising out of or in connection with the terms and provisions of this Agreement in accordance with the following:

(i)     If any dispute or controversy arises out of or relates to this Agreement or any alleged breach hereof, the party desiring to resolve such dispute or controversy shall deliver a written notice of the dispute, including the specific claim in the dispute (“Dispute Notice”) to the other party pursuant to paragraph 7.a. If any party delivers a Dispute Notice pursuant to this paragraph 6.a.(i), the parties involved in the dispute or controversy shall meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such dispute or controversy through negotiation.

(ii)     If any dispute or controversy is not resolved or settled by the parties as a result of negotiation pursuant to paragraph 6.a.(i) above, the parties shall in good faith submit the dispute or controversy to non-binding mediation in Salt Lake County before a mediator agreed upon by the parties. In the event the parties are unable to agree upon a mediator, the parties shall request that a mediator be appointed by the Salt Lake County Court or the Federal District Court. The parties shall bear the costs of such mediation equally.

(iii)     Any dispute or controversy between Company and Consultant arising out of or relating to this Agreement or any breach of this Agreement that is not resolved by mediation pursuant to paragraph 6.a.(ii) above, the dispute or controversy shall be resolved through arbitration held in Salt Lake County, Utah, which arbitration shall be conducted in accordance with the rules and procedures of the American Arbitration Association in accordance with its Rules for the Resolution of Employment Disputes, then in effect. The arbitration of such issues, including the determination of any amount of actual damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Except as otherwise set forth in this Agreement, the cost of arbitration hereunder, including the cost of record or transcripts thereof, if any, administrative fees, and all other fees involved, including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator. The parties shall instruct the arbitrator to render his or her decision no later than ninety (90) days after submission of the dispute to the arbitrator.

b.      Confidentiality. Each party agrees to keep all disputes, mediation and arbitration proceedings strictly confidential, except for disclosures of information in the ordinary course of business of the parties or by applicable law or regulation.

Exhibit 10(iv)

7.     GENERAL PROVISIONS.

a.      Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing or by registered or certified mail, with postage prepaid and return receipt requested, addressed as follows:

If to Consultant, to:	Ruairidh Campbell 600 Westwood Terrace Austin, TX 78746 Email: ruairidhcampbell@msn.com
If to Company, to:	Paul Crow 1403 East 900 South Salt Lake City, Utah 84105 Email: >paulcrow@comcast.com

Any party may change its address by written notice in accordance with this paragraph 7.a. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing by delivering the same into the care and custody of the United States Postal Service or other national postal service, by registered or certified mail, return receipt requested, with postage prepaid.

b.     Entire Agreement. This Agreement and Exhibit A hereto supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the engagement of Consultant by Company and contains all of the covenants and agreements between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducement, promises, or agreements, orally or otherwise, have been made which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

c.     Waiver and Amendments. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

d.     Law Governing Venue, Successors and Assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, excluding its conflicts of laws principles. Each party consents to jurisdiction and venue for any suit relating to this Agreement in any court of competent jurisdiction in Salt Lake County, Utah, or the United States District Court for the District of Utah. This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties hereto (provided, however, that Consultant shall not have the right to assign this Agreement in view of its personal nature) and Company shall not assign or transfer this Agreement without the consent of Consultant.

e.     Attorney’s Fees and Costs. Except as otherwise provided in this Agreement, if any action is necessary to enforce or interpret the terms of this Agreement (including without limitation any actions for injunctive relief), the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which the prevailing party may be entitled.

f.     Severability. Should any term, covenant, condition or provision of this Agreement be held to be invalid or unenforceable, the balance of this Agreement shall remain in full force and effect and shall stand as if the unenforceable term, covenant, condition or provision did not exist.

g.     Paragraph Headings. The paragraph and section headings of this Agreement are for reference only and shall not be considered in the interpretation of this Agreement.

     h.     Counterparts. It is also expressly understood that this Agreement may be executed and effective with multiple original signature pages.

     EXECUTED to be effective this 1st day of July, 2008.

COMPANY: ALLIED RESOURCES, INC. By: /s/ Ed Haidenthaller Ed Haidenthaller, Director On Behalf of the Board of Directors

CONSULTANT: /s/ Ruairidh Campbell Ruairidh Campbell

Exhibit 10(iv)

EXHIBIT A

STOCK OPTION SCHEDULE

During the Term, Consultant shall receive the following stock options in accordance with the Company’s 2008 Stock Option Plan as follows:

Vesting Schedule	Number of Shares of Common Stock	Exercise Price Per Share
December 31, 2008	50,000	fair market value on the date of the grant
June 30, 2009	50,000	fair market value on the date of the grant
December 31, 2009	50,000	fair market value on the date of the grant
June 30, 2010	50,000	fair market value on the date of the grant
December 31, 2010	50,000	fair market value on the date of the grant
June 30, 2011	50,000	fair market value on the date of the grant
December 31, 2011	50,000	fair market value on the date of the grant
June 30, 2012	50,000	fair market value on the date of the grant
December 31, 2012	50,000	fair market value on the date of the grant
June 30, 2013	50,000	fair market value on the date of the grant